Exhibit 10.1

FIRST Amendment

to

AMENDED AND RESTATED Loan and security agreement

THIS FIRST AMENDMENT to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 14th day of July, 2017, by and between Silicon Valley Bank (“Bank”) and Fate Therapeutics, Inc., a Delaware corporation (“Borrower”).

Recitals

A.Bank and Borrower have entered into that certain Amended and Restated Loan and Security Agreement dated as of July 30, 2014, as amended by that certain Consent to Amended and Restated Loan and Security Agreement by and between Bank and Borrower dated as of August 20, 2016 (as the same may from time to time be further amended, modified, supplemented or restated, collectively, the “Loan Agreement”).

B.Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower has requested that Bank amend the Loan Agreement to (i) extend the maturity date, (ii) refinance existing Indebtedness and (iii) make certain other revisions to the Loan Agreement as more fully set forth herein.

D.Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.Amendments to Loan Agreement.

2.1Section 2.1.1 (Term Loans).  Section 2.1.1 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“2.1.1Term Loans.

(a)Availability.  Bank shall make a term loan to Borrower in an amount equal to Fifteen Million Dollars ($15,000,000) (the “Term Loan”) on or about the First Amendment Effective Date subject to the satisfaction of the terms and conditions of this Agreement.  The Term Loan shall be used to refinance all of Borrower’s existing Indebtedness to Bank.

(b)Repayment.  Borrower shall make monthly payments of interest only on the Term Loan commencing on the first day of the month following the month in which the Funding Date of the Term Loan occurs (the “Funding Month”) through and including the first day of the eighteenth (18th) month after the Funding Month (the “Interest-Only Period”).  Beginning on the first day of the nineteenth (19th) month after the Funding Month (the “Amortization Date”), Borrower shall repay the Term Loan in thirty-six (36) equal installments of principal, plus monthly payments of accrued interest (each, a “Term Loan Payment”).  Notwithstanding the foregoing, if Borrower achieves the IND Milestone, at Borrower’s written election received by Bank prior to the end of the Interest-Only Period set forth above, (i) the Interest-Only Period shall be extended through and including the first day of the twenty-fourth (24th) month after the Funding Month and (ii) Borrower shall repay the Term Loan in thirty (30) equal installments of principal, plus monthly payments of accrued interest. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan.  Once repaid, the Term Loan may not be reborrowed.

(c)Prepayment.

(i)Voluntary Prepayment.  So long as an Event of Default has not occurred and is not continuing, Borrower shall have the option to prepay all, but not less than all, of the Term Loan advanced by Bank under this Agreement, provided Borrower (1) delivers written notice to Bank of its election to prepay the Term Loan at least five (5) Business Days prior to such prepayment and (2) pays, on the date of such prepayment, (A) all outstanding principal with respect to the Term Loan, plus accrued but unpaid interest, (B) the Final Payment, (C) the Prepayment Fee, plus (D) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder.

(ii)Mandatory Prepayment Upon an Acceleration.  If the Term Loan is accelerated by Bank in accordance with Section 9.1 following the occurrence and continuance of an Event of Default or otherwise, Borrower shall immediately pay to Bank an amount equal to the sum of (1) all outstanding principal with respect to the Term Loan, plus accrued but unpaid interest thereon, (2) the Final Payment with respect to the Term Loan, (3) the Prepayment Fee with respect to the Term Loan, plus (4) all other sums, including Bank Expenses, if any, that shall have become due and payable hereunder, including interest at the Default Rate with respect to any past due amounts.”

2.2Section 2.3(a) (Interest Rate).  Section 2.3(a) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(a)Interest Rate.  Subject to Sections 2.3(b) and 2.3(d), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to the greater of (i) three and one half of one percentage points (3.50%) above the Prime Rate or (ii) seven and one quarter of one percent (7.25%), provided that in no event shall such interest rate exceed eight and one quarter of one percent (8.25%).”

2.3Section 2.3(d) (Adjustment to Interest Rate).  New section 2.3(d) hereby is added to the Loan Agreement as follows:

“(d)Adjustment to Interest Rate.  Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.”

2.4Section 2.4(b) (Original Final Payment). Section 2.4(b) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(b)Original Final Payment.  The Final Payment (as defined in the Loan Agreement prior to the First Amendment Effective Date) on the First Amendment Effective Date (but not the Prepayment Fee (as defined in the Loan Agreement prior to the First Amendment Effective Date), which has been waived by Bank);”

2.5Section 2.4(g) (Good Faith Deposit). Section 2.4(g) of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“(g)Good Faith Deposit. Borrower has paid to Bank a good faith deposit of Ten Thousand Dollars ($10,000.00) (the “Good Faith Deposit”) to initiate Bank’s due diligence review process, which Good Faith Deposit net of Bank Expenses will be credited to the Original Final Payment by Borrower.”

2.6Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement hereby are added or amended in their entireties and replaced with the following:

“Final Payment” is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due on the earliest to occur of (a) the Term Loan Maturity Date, or (b) the acceleration of the Term Loan by Bank pursuant to Section 9.1, or (c) the prepayment of the Term Loan pursuant to Section 2.1.1(c), equal to the original principal amount of the Term Loan multiplied by the Final Payment Percentage.

“First Amendment Effective Date” is July 14, 2017.

“First Amendment Warrant” means that certain Warrant to Purchase Common Stock executed by Borrower in favor of Bank dated as of the First Amendment Effective Date, in substantially the form attached hereto as Annex I.

“Funding Month” is defined in Section 2.1.1(b).

“IND Milestone” means Bank’s receipt of evidence, in form and substance satisfactory to Bank, of investigational new drug application clearance by the FDA of a candidate derived from the Company’s iPSC platform.

“Prepayment Fee” is, with respect to the Term Loan subject to prepayment prior to the Term Loan Maturity Date, whether by mandatory or voluntary prepayment, acceleration or otherwise, an additional fee payable to Bank in amount equal to:

(i)for a prepayment made on or after the Funding Date of the Term Loan through and including the first anniversary of the Funding Date of the Term Loan, three percent (3.00%) of the principal amount of the Term Loan prepaid;

(ii)for a prepayment made after the date which is after the first anniversary of the Funding Date of the Term Loan through and including the second anniversary of the Funding Date of the Term Loan, one percent (1.00%) of the principal amount of the Term Loan prepaid; and

(iii)for a prepayment made after the date which is after the second anniversary of the Funding Date of the Term Loan and prior to the Maturity Date, no Prepayment Fee shall be applicable.

“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall mean the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).

“Term Loan Maturity Date” is January 1, 2022.

“Warrant” means, individually and collectively, (i) that certain Warrant to Purchase Common Stock executed by Borrower in favor of Bank dated as of December 24, 2014 and (ii) the First Amendment Warrant.

2.7Section 13 (Definitions).  The following terms and their respective definitions set forth in Section 13.1 of the Loan Agreement hereby are deleted:

“Basic Rate”, “Term A Loan”, “Term B Loan”, “Term B Draw Period”, “Term B Draw Event”, “Term Loans”, “Treasury Note Maturity”

3.Limitation of Amendments.

3.1The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.Representations and Warranties.  To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3The organizational documents of Borrower delivered to Bank prior to the First Amendment Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration by Borrower with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and by general equitable principles.

5.Integration.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

6.Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

7.Effectiveness.  This Amendment shall be deemed effective upon (a) the due execution by each party hereto and delivery to Bank and Borrower of this Amendment, (b) the due execution and delivery by Borrower to Bank of the First Amendment Warrant, (c) the due execution and delivery by Borrower to Bank of updated borrowing resolutions of Borrower, (d) Borrower’s payment to Bank of the Final Payment (as defined prior to the First Amendment Effective Date) (but not the Prepayment Fee (as defined prior to the First Amendment Effective Date), which has been waived by Bank) in accordance with Section 2.4(b) of the Loan Agreement, as amended herein, and (e) Borrower’s payment to Bank of all Bank Expenses owing through the First Amendment Effective Date, which payment may be debited from any of Borrower’s accounts at Bank.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
SILICON VALLEY BANK By: /s/ Anthony Flores Name: Anthony Flores Title: Director	FATE THERAPEUTICS, INC. By: /s/ J. Scott Wolchko Name: J. Scott Wolchko Title: President and Chief Executive Officer

[First Amendment to Amended and Restated Loan and Security Agreement]

ANNEX I

FORM OF WARRANT

[please see attached]